LONG-TERM SUPPLY AGREEMENT (HERINAFTER AGREEMENT)

FIRST PARTY: Project 1493, LLC

SECOND PARTY: Puerto Rico Industrial Commercial Holdings Biotech, Corp. (“PRICH Biotech”)

In consideration for the transfer of the leasing contracts for pre-qualified medical cannabis dispensary establishments as per the Memorandum of Understanding signed on between the parts, PRICH Biotech, Corp. agrees to sell flower and manufactured products to Project 1493, LLC in Puerto Rico, upon the approval of the appropriate licensing by the Puerto Rico Department of Health (PRDOH), at a twenty percent (20%) discount. This discount shall be applied to the lowest wholesale price offered to other wholesale clients at the time of the purchase order.

Subject to product availability, Project 1493, LLC agrees to purchase from PRICH Biotech, Corp. at least fifty percent (50%) of all flower and manufactured products to be sold in dispensary establishments owned by Project 1493, LLC, its affiliates (defined as an entity under common control and management) and/or subsidiaries.

All parties will keep the existence of this agreement in strict confidentiality unless its disclosure is required by a competent government entity. In case the above-mentioned disclosure takes place with any government agency, all parties must be notified immediately and in detail of the same.

The governing law of the present Term Sheet Agreement is the laws of the Commonwealth of Puerto Rico. Any dispute arising from the present agreement must be submitted to binding arbitration before a three-member arbitration panel from the American Arbitration Association. Each party will be entitled to select one arbitrator and said arbitrators will select the third member. The selected arbitrators must commit to resolving any dispute from the time of empanelment. Before assuming their respective roles, the arbitrators must have at least ten years of experience in the legal industry and the third arbitrator must have at least 3 years of experience in the medicinal cannabis industry. Good faith mediation is mandatory before the initiation and empanelment of the Arbitration Panel.

The present Agreement represents the entire understanding of the parties and constitutes the final document to be signed. Signatures of the parties do not have to be simultaneous for this Agreement to take legally binding effect.

This Agreement is valid for the period of ten (10) years from the moment of its coming into effect. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

This Agreement will be governed at all times by the covenant of good faith and fair dealing. Any amendment to the present Agreement must be made with the written consent of both parties at any time they so choose.

By Project 1493, LLC	By PRICH Biotech, Corp.

4/18/2017	4/18/2017

Peach Management LLC	CEO
Sole Member of Project 1493, LLC	PRICH Biotech, Corp.